SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a)
       of the Securities Exchange Act of 1934
                 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting  Material  Pursuant to  Section  240.14a-11(c) or
     Section 240.14a-12


                       CONAGRA, INC.
- ------------------------------------------------------------
   (Name of Registrant as Specified In Its Charter)


                       ConAgra, Inc.
                     One ConAgra Drive
                   Omaha, Nebraska 68102
- ------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other
                   than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or
     14a-6(i)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

          ---------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

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     4)   Date Filed:

                                          ConAgra, Inc.
                                          One ConAgra Drive
                                          Omaha, NE 68102-5001
                                          Phone: (402) 595-4000

                                          Philip B. Fletcher
                                          Chairman of the Board
                                          Chief Executive Officer

Corporate Headquarters

Dear Stockholder:

   It's our pleasure to invite you to ConAgra's Annual Meeting of Stockholders in Omaha on September 26, 1996. On the following pages you'll find information about the meeting plus a Proxy
Statement.

    A brief reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

     If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

                                  Sincerely,

                                      /s/ Philip B. Fletcher

                                  Philip B. Fletcher


August 20, 1996

                                          ConAgra, Inc.
                                          One ConAgra Drive
                                          Omaha, NE 68102-5001
                                          Phone: (402) 595-4000

                                          L.B. Thomas
                                          Senior Vice President
                                          Risk Officer and
                                          Corporate Secretary
To ConAgra Stockholders:

     ConAgra's annual stockholders' meeting will be held on Thursday, September 26, 1996 at the Kiewit Conference Center,
1313 Farnam Street, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

     Matters to be voted on at the meeting are:

     Item 1.  Elect directors.

     Item 2.  Approve independent accountants for fiscal 1997.

     Stockholders of record as of the close of business on August 2, 1996 are eligible to vote at the Annual Stockholders' meeting.

     It is important that your shares be represented whether or not you plan to attend. So please sign the enclosed proxy and return it promptly in the envelope provided. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

     By order of the Board of Directors.



                                   /s/ L. B. Thomas

                                   L. B. Thomas
August 20, 1996

                       ConAgra, Inc.
                     One ConAgra Drive
                 Omaha, Nebraska  68102-5001

                      PROXY STATEMENT

Annual Meeting of Stockholders to be held September 26, 1996

         Proxy Solicitation by the Board of Directors

     This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Kiewit Conference Center, 1313 Farnam Street, Omaha, Nebraska, at 1:30 p. m. on September 26, 1996. Stockholders of record at the close of business on August 2, 1996 will be entitled to vote at the meeting.

                          PROXIES

     Proxies are being solicited by the Board of Directors of the Company. The Company will bear all costs of the solicitation.
If the accompanying proxy is executed and returned, the shares represented by the proxy will be voted as specified therein, but the stockholder may revoke the proxy before the meeting by mailing a signed instrument revoking the proxy to: L. B. Thomas, Secretary, ConAgra, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 24, 1996. A stockholder may attend the meeting in person, withdraw the proxy and vote in person. This Proxy Statement is being mailed to stockholders on or about August 20, 1996.

                       VOTING SECURITIES

     The Company at August 2, 1996 had issued and outstanding
   240,742,313     voting shares of Common Stock. Each share of
Common Stock is entitled to one vote.  There were no shares of
   voting     Preferred Stock outstanding at August 2, 1996.

     The presence of a majority of the combined outstanding
       Common Stock represented in person or by proxy at the
meeting, will constitute a quorum       . Shares represented by
proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum and will also be counted in the total number of votes present
for passage of any proposal    .  Proxies relating to "street
name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

     The five nominees receiving the highest vote totals will be elected as Directors of ConAgra. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

               VOTING SECURITIES AND OWNERSHIP BY
                   CERTAIN BENEFICIAL OWNERS

    No stockholder is known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock as of August 2, 1996.

          VOTING SECURITIES OWNED BY EXECUTIVE OFFICERS
               AND DIRECTORS AS OF AUGUST 2, 1996

     The following table shows certain information with respect to ConAgra's common stock beneficially owned by directors and executive officers as of August 2, 1996. No director or
   executive     officer beneficially owned 1% or more         of
ConAgra's    common stock    . The directors and executive
officers as a group beneficially owned 2.7% of ConAgra's
outstanding    common stock    . The shares shown as beneficially
owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of August 2, 1996.

BENEFICIAL
NAME                     TITLE OF CLASS           OWNERSHIP (1)
Philip B. Fletcher       Common Stock               707,693
C. M. Harper             Common Stock             1,419,000
Robert A. Krane          Common Stock                53,006
Gerald Rauenhorst        Common Stock               125,519
Carl E. Reichardt        Common Stock                21,200
Ronald W. Roskens        Common Stock                16,500
Marjorie M. Scardino     Common Stock                10,800
Walter Scott, Jr.        Common Stock                79,650
William G. Stocks        Common Stock               304,276
Jane J. Thompson         Common Stock                 5,600
Frederick B. Wells       Common Stock               139,358
Thomas R. Williams       Common Stock                63,252
Clayton Yeutter          Common Stock                16,700
Leroy O. Lochmann        Common Stock               177,403
Albert J. Crosson        Common Stock               100,514
Thomas L. Manuel         Common Stock               379,719
James D. Watkins         Common Stock               984,295

Directors and Executive
Officers as a Group      Common Stock             6,387,479
(26 Persons)

(1) Shares reported include shares owned by spouses of directors; 22,500 common shares owned by a charitable foundation or which Mr. Scott is a trustee and disclaims beneficial ownership; 33,204 common shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; 440,751 common shares owned by trusts for which Mr.
Watkins  disclaims beneficial ownership; and    1,058,674
common shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of August 2, 1996.


            ITEM 1:  BOARD OF DIRECTORS AND ELECTION

     The Company's Board of Directors is presently composed of thirteen members, divided into three classes. Each class serves for three years on a staggered-term basis.

     The terms of the following directors expire at the annual meeting to be held on September 26, 1996: Ronald W. Roskens,
Jane J. Thompson, Frederick B. Wells, Thomas R. Williams and Clayton Yeutter. The Board of Directors' nominees to positions on
the Board expiring in September    1999     are: Ronald W.
Roskens, Jane J. Thompson, Frederick B. Wells, Thomas R. Williams and Clayton Yeutter.

     The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 1996 stockholders' meeting are listed first.

RONALD W. ROSKENS - Nominee - Omaha, Nebraska.
President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992; President of University of Nebraska from 1977 until 1989; Director of MFS Communications Company, Inc. Mr. Roskens has been a director since 12/3/92. His current term expires 9/26/96. He is 63 years of age.

JANE J. THOMPSON - Nominee - Hoffman Estates, Illinois.
President, Sears Home Services since    January 1996    .
Previous positions with Sears include Executive Vice President and General Manager, Credit, from 1993 to 1995; Vice President Corporate Planning and Merchandise Group Planning 1990-1992; Vice President, Corporate Planning 1989 - 1990; and Vice President, Strategic Planning, Specialty Merchandising 1988-1989. She has been a director since 1/13/95. Her current term expires 9/26/96. She is 45 years of age.

FREDERICK B. WELLS - Nominee - Minneapolis, Minnesota.
President of Asian Fine Arts (retail art sales); Mr. Wells has been a director since 7/20/82. His current term expires 9/26/96.
He is 68 years of age.

THOMAS R. WILLIAMS - Nominee - Atlanta, Georgia.
President and Director of The Wales Group, Inc. (investment management and counseling). Director of American Software, Inc, Apple South, Inc., Bell South, Inc., Georgia Power Company, and National Life Insurance Company; Trustee of The Fidelity Group of Mutual Funds. Mr. Williams has been a director since 9/19/78. His current term expires 9/26/96. He is 67 years of age.

CLAYTON YEUTTER - Nominee - McLean, Virginia.
Of counsel with the Washington, DC law firm of Hogan & Hartson since February 1993. Counsellor to the President of the United States for Domestic Policy in 1992; US Secretary of Agriculture from February 1989 until February 1991; and former US Trade Representative. Director of Oppenheimer Funds, Texas Instruments, Caterpillar, FMC, B. A. T. Industries, and Farmers Insurance Co. Mr. Yeutter has been a director since 12/3/92. His current term expires 9/26/96. He is 65 years of age.

     The following directors serve for terms that expire after 1996:

PHILIP B. FLETCHER - Omaha, Nebraska.
Chairman of the Board of ConAgra since May 1993 and Chief Executive Officer of ConAgra since September 1992. President & Chief Operating Officer of ConAgra, from July 1989 until September 1992. ; President & Chief Operating Officer, ConAgra Prepared Foods Cos. from July 1984 until July 1989. Mr. Fletcher has been a director since 7/13/89. His current terms expires 9/25/97. He is 63 years of age.

C. M. HARPER - Omaha, Nebraska.
Chairman & Chief Executive Officer, RJR Nabisco, Inc. and RJR Nabisco Holdings Corporation from June 1993 until May 1996. Chairman of the Board of Directors of ConAgra from 1981 until May 1993; Chief Executive Officer of ConAgra from 1976 until Sept. 1992; Director of Valmont Industries, Inc., Norwest Corp., Peter Kiewit Sons', Inc. and E.I. DuPont de Nemours and Company. Mr. Harper has been a director since 8/13/75. His current term expires 9/24/98. He is 68 years of age.

ROBERT A. KRANE - Denver, Colorado.
Consultant, KRA, Inc., September 1990 to present.  Retired
President, Chief Executive Officer and Director of Central
Bancorporation, Inc. Mr. Krane has been a director since 7/20/82.
His current term expires 9/25/97. He is 62 years of age.

CARL E. REICHARDT - San Francisco, California.
Retired Chairman of the Board of Directors and Chief Executive Officer of Wells Fargo & Company and Wells Fargo Bank. Director of Wells Fargo & Company, Wells Fargo Bank, Columbia/HCA Healthcare Corporation, Ford Motor Co., Pacific Gas and Electric
Company,    McKesson Corporation    , Newhall Management
Corporation, and SunAmerica, Inc. Mr. Reichardt has been a director since 3/1/93. His current term expires 9/24/98. He is 65 years of age.

GERALD RAUENHORST - Minneapolis, Minnesota.
Chairman of the Board of Directors and Chief Executive Officer of Opus Corporation (real estate, construction, and development). Chairman, North Star Ventures (venture capital company). Director, Cornerstone Properties Inc. Mr. Rauenhorst has been a director since 7/20/82. His current term expires 9/25/97. He is 68 years of age.

MARJORIE M. SCARDINO - London, England.
Chief Executive of The Economist Newspaper Ltd since April 1993. President of The Economist Newspaper Group Inc. (North America Operations) from 1985 until 1993. Member of the Boards of WH Smith, plc, The Economist Newspaper, Ltd. (and subsidiaries), Public Radio International, and The Atlantic Council. Mrs. Scardino has been a director since June 1, 1994. Her current term expires 9/24/98. She is 49 years of age.

WALTER SCOTT, JR. - Omaha, Nebraska.
Chairman of the Board of Directors and President of Peter Kiewit Sons', Inc. (private construction, mining and telecommunications company). Director of Berkshire Hathaway Inc., Burlington Resources, Inc., CalEnergy Company, Inc., First Bank System, Inc., MFS Communications Company, Inc., Valmont Industries, Inc., and C-TEC Corporation. Mr. Scott has been a director since 12/5/86. His current term expires 9/25/97. He is 65 years of age.

WILLIAM G. STOCKS - Phoenix, Arizona.
Retired Chairman of the Board and Chief Executive Officer of Peavey Company (grain processing); Vice Chairman of the Board of Directors of ConAgra from July 1982 until September 1984. Mr. Stocks has been a director since 7/20/82. His current term expires 9/24/98. He is 69 years of age.

     It is intended that proxies will be voted "FOR" the election of the above indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

              DIRECTORS' MEETINGS AND COMPENSATION

     The Board of Directors meets on a regularly scheduled basis.
During fiscal 1996, the Board met on seven occasions. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

     The Board of Directors has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent public accountants, reviews the scope of the audits recommended by the independent public accountants, reviews internal audit reports on various aspects of corporate operations, and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. Members of the Audit Committee, which met five times during fiscal year 1996, are Thomas R. Williams (Chairman), Robert A. Krane, Jane J. Thompson and Frederick B. Wells.

     The Human Resources Committee reviews and approves the compensation of employees above a certain salary level, reviews management proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect. During fiscal 1996, the Human Resources Committee met seven times and is composed of Gerald Rauenhorst (Chairman), Carl
E. Reichardt and Walter Scott, Jr.

     The Corporate Affairs Committee advises ConAgra management on external factors and relationships affecting the Company's objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholders relations. During fiscal 1996, the Corporate Affairs Committee met five times and is composed of William G. Stocks (Chairman), Ronald W. Roskens, Marjorie M. Scardino and Clayton Yeutter.

     The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee, which did not meet during fiscal 1996, is composed of Charles M. Harper (Chairman), Philip B. Fletcher, Walter Scott, Jr. and William G. Stocks.

     The Company does not have a standing Nominating Committee.

     For their services on the Board, non-employee directors were paid $40,000 per year for the past fiscal year. The chairmen of the Human Resources, Audit and Corporate Affairs Committees each receive an additional $15,000 per year in compensation. The chairman of the Executive Committee receives an additional $25,000 per year in compensation. Each non-employee director receives $1,000 per meeting attended. Each non-employee director also receives without cost a grant of 900 shares of ConAgra common stock per year under the ConAgra 1995 Stock Plan. Non-employee directors also receive an annual grant of non-statutory options exercisable at fair market value on date of grant to acquire 4,500 shares of ConAgra common stock under the ConAgra 1995 Stock Plan.

     All directors of ConAgra are eligible to participate in the Directors' Charitable Award Program, in which each director is entitled to name one or more tax-exempt organizations to which ConAgra will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the Program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such Director. ConAgra maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds and the tax-deductible donations accrue solely to the benefit of ConAgra.

     ConAgra and Mr. Harper are parties to a deferred compensation agreement dated March 15, 1976, which provides that $25,000 was accrued for each year of Mr. Harper's service and is being paid to Mr. Harper in a series of installments following his termination of employment on May 30, 1993. Pursuant to the agreement, interest is accrued on the balance due at the rate of 8% per annum.

     See also "Compensation Committee Interlocks and Insider
Participation."

                       EXECUTIVE COMPENSATION

      The following Summary Compensation Table shows compensation paid by ConAgra for services rendered during fiscal years 1996, 1995, and 1994 for the Chief Executive Officer and the other four most highly-compensated executive officers of ConAgra.

                       SUMMARY COMPENSATION TABLE

                       ---Annual Compensation---
Name/                    Fiscal Salary    Bonus
Principal Position       Year      ($)      ($)


Philip B. Fletcher       1996  900,695 1,350,000
  Chairman & Chief       1995  896,154 1,000,000
  Executive Officer      1994  800,000   800,000

Leroy O. Lochmann        1996  550,085      -0-
  President & Chief      1995  527,167  592,000
  Operating Officer      1994  425,000  300,000
   Refrigerated Food Cos.

Albert J. Crosson        1996  528,120  395,400
  President & Chief      1995  511,034  493,000
  Operating Officer      1994  450,000  485,000
  Grocery Products Cos.

Thomas L. Manuel         1996  369,243  370,000
  President & Chief      1995  298,077  245,000
  Operating Officer      1994  227,404  131,700
  Trading and Processing Cos.

James D. Watkins         1996  400,000    191,200
  President & Chief      1995  400,000  275,000
  Operating Officer      1994  400,000  201,200
  Diversified Products Cos.

                                 SUMMARY COMPENSATION TABLE

                           ---Long Term Compensation---   All Other
Name/                      Restricted   Option  LTIP   Compensation
Principal Position         Stock Awards Grants  Payouts     (2)($)
                               ($)      (#)      ($)

Philip B. Fletcher     1996   1,100,650  33,274  1,100,650   73,818
  Chairman & Chief     1995   1,092,750  45,375  1,092,750   63,203
  Executive Officer    1994   1,623,750  34,877  1,245,000   48,000

Leroy O. Lochmann      1996     550,300  13,310    550,300   24,924
  President & Chief    1995     718,750  15,125    364,250   50,597
  Operating Officer    1994     415,000  11,623    415,000   21,750
  Refrigerated Foods Cos.

Albert J. Crosson      1996     366,900   11,091   366,900   33,792
  President & Chief    1995     571,250   15,125   364,250   38,573
  Operating Officer    1994     415,000   11,623   415,000   28,050
  Grocery Products Cos.

Thomas L. Manuel       1996   2,151,500    8,873   582,000   30,998
  President & Chief    1995     291,398    4,538   291,402   17,858
  Operating Officer    1994     124,500    3,486   124,500   12,069
  Trading and Processing Cos.

James D. Watkins       1996     366,900   11,091   366,900    1,218
  President & Chief    1995     364,250   15,125   364,250    3,005
  Operating Officer    1994     415,000   11,623   415,000   28,615
  Diversified Products Cos.



(1) Mr. Lochmann received a restricted stock award of 7,916 shares on July 6, 1995; Mr. Crosson received a restricted stock award of 5,790 shares on July 6, 1995; and Mr. Fletcher received a restricted stock award of 15,000 shares on July 15, 1993; all such restricted shares vest at the earlier of death, total disability, age 65 or later retirement, or change of control. In addition, Mr. Lochmann received a restricted stock award of 2,000 shares on July 6, 1995 which vests 20% per year and immediately upon death, total disability or change of control; and Mr. Manuel received restricted stock awards of 50,000 shares on July 6, 1995 which vests 10% per year beginning June 1, 1996, and 5,044 shares on July 12, 1996 (for fiscal 1996 services) which vest at the earlier of death, total disability, change of control or June 1, 2001 assuming continued employment. All other restricted shares were awarded pursuant to ConAgra's Long-Term Senior Management Incentive Plan; these shares vest 20% per year, if the executive remains in ConAgra's employ and ConAgra achieves a 20% cash return on equity in such year (determined on a cumulative basis, so that the achievement of a 20% cash return on equity in a fiscal year vests all prior installments of the restricted stock award). The executive receives dividends paid on the restricted stock. At the end of fiscal 1996, the aggregate restricted (unvested) stock holdings (including the fiscal 1996 restricted stock awarded on July 12, 1996 referenced above), valued at the closing price of ConAgra common stock at May 26, 1996 without giving effect to the diminution of value attributable to the restrictions on such stock were: Mr. Fletcher - $4,700,472 (111,916 shares); Mr. Lochmann - $4,068,792
(96,876 shares);  Mr. Crosson - $1,641,612 (39,086 shares); Mr.
Manuel - $7,179,564 (170,942 shares); and Mr. Watkins - $1,274,112 (30,336 shares).

(2) Amounts represent contributions by ConAgra to ConAgra's qualified and nonqualified 401(k) plans and profit-sharing plans, plus the imputed value for term life insurance for certain
executives.    Fiscal year 1996 imputed life insurance values were
as follows:     Mr. Fletcher, $6,318; Mr. Lochmann, $8,424; Mr.
Crosson, $6,930; Mr. Manuel, $1,994; and Mr. Watkins, $1,218.



     The following table sets forth information on grants of stock options during the fiscal year ended May 26, 1996 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1996.

                    OPTION GRANTS FOR FISCAL YEAR 1996
                         Individual Grants
                __________________________________________

                             % of Total
                           Option Grants   Per Share
                    Options     to Employees    Exercise     Expiration
                    Granted(1)  in Fiscal 1996  Price        Date

Philip B. Fletcher    33,274        1.23%        $40.00       9/28/05
Albert J. Crosson     11,091         .41%        $40.00       9/28/05
Leroy O. Lochmann     13,310         .49%        $40.00       9/28/05
Thomas L. Manuel       8,873         .32%        $40.00       9/28/05
James D. Watkins      11,091         .41%        $40.00       9/28/05
All Stockholders(3)

                      Potential Realizable Value
                      at Assumed Annual Rates of
                       Stock Price Appreciation
                       for Full Option Term (2)
                       ________________________

                         5% ($)       10% ($)
Philip B. Fletcher      $836,009    $2,121,218
Albert J. Crosson        278,661       707,051
Leroy O. Lochmann        334,414       848,513
Thomas J. Manuel         222,934       565,654
James D. Watkins         278,661       707,051

All Stockholders(3)     $5.5 billion  $14.0 billion


(1) These options were granted on September 28, 1995 at the then fair market price of ConAgra's common stock. The options become exercisable in 20% annual installments commencing May 31, 1996 and become immediately exercisable on death, change in control of the company (as defined in the Stock Plan) or retirement after age 65. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain involuntary termination situations as determined by the Human Resources Committee.

(2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. ConAgra's stock price at the end of the ten-year term based on a 5% appreciation would be $65.125 and ConAgra's stock price at the end of the ten-year term based on a 10% appreciation would be $103.75. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(3)  The amount for "all stockholders" represents the increase in total ConAgra stockholder value if the assumed rates used in the stock option assumptions are achieved multiplied by the
   220,289,453     common shares outstanding on September 28,
1995.


The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra's common stock for the executive officers named in the Summary
Compensation Table.

           AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                   AND FY-END OPTION VALUES

                  Shares Acquired       Value
                  on Exercise (#)     Realized ($)(1)
Philip B. Fletcher         0                0
Albert J. Crosson          0                0
Leroy O. Lochmann          0                0
Thomas L. Manuel           0                0
James D. Watkins           0                0


              Number of Unexercised          Value of Unexercised
                  Options Held                In-the-Money Options
                   at FY-End                 at FY-End ($) (2)
          ---------------------          --------------------
              Exercisable    Unexercisable  Exercisable    Unexercisable
Philip B. Fletcher  178,982     71,743       $3,314,256     $618,895
Albert J. Crosson    57,818        -0-          606,933          -0-
Leroy O. Lochmann    33,690     26,347          393,396      217,825
Thomas L. Manuel     32,879     11,809          652,829       73,160
James D. Watkins     15,241     22,598          183,887      190,490


(1) Value realized is the difference between the closing price of ConAgra's common stock on the day of exercise and the exercise price of the options multiplied by the number of shares.

(2) Value is the difference between the closing price of ConAgra's common stock on the last trading day of fiscal 1996 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.


The following table provides information concerning awards under ConAgra's Long-Term Senior Management Incentive Plan (the "Plan")
The Plan is an incentive to management to increase earnings per share after tax in excess of 5% per year compounded from a five-year average earnings base lagged five years. The participants are eligible to share in an award pool equal to 8% of the excess after-tax earnings over and above the described compound growth rate. Awards are made in shares of ConAgra common stock or cash, and such stock awards are restricted. The target award reflected below is based on a 14% growth in earnings per share over a fiscal 1996 base.



        LONG-TERM INCENTIVE PLAN - AWARDS IN FISCAL YEAR 1996

                                        Performance
                       Number of        or other
                       Shares, Units    Period Until
                       or Other         Maturation of
Name                   Rights (#)       Payout (2)


Philip B. Fletcher     6 units             (1) (2)
Leroy O. Lochmann      3 units             (1) (2)
Albert J. Crosson      0 units             (1) (2)
Thomas L. Manuel       2 units             (1) (2)
James D. Watkins       2 units             (1) (2)


                             Estimated Future Payouts
                             ------------------------
                       Threshold     Target         Maximum

Name                   ($ or #)      ($ or #)       ($ or #)

Philip B. Fletcher         0         $1,212,000 (1)    N/A
                                     $1,212,000 (2)

Leroy O. Lochmann          0         $  606,000 (1)    N/A
                                     $  606,000 (2)

Albert J. Crosson          0         $        0 (1)    N/A
                                     $        0 (2)

Thomas L. Manuel           0         $  404,000 (1)    N/A
                                     $  404,000 (2)

James D. Watkins           0         $  404,000 (1)    N/A
                                     $  404,000 (2)


(1) Amount represents the cash award target under the Plan. See description above.

(2) Amount represents the common stock target under the Plan. See description above. Any shares of common stock issued under the Plan are restricted. Any such shares vest 20% per year, if the executive remains a ConAgra employee and ConAgra achieves a 20% cash return on equity in such year (determined on a cumulative basis, so that the achievement of a 20% cash return on equity in any fiscal year vests all prior installments of the restricted stock award). The executive receives dividends paid on the restricted stock.

(3) Mr. Crosson retired July 2, 1996, and is not a participant in fiscal 1997.


                       BENEFIT PLANS
                    RETIREMENT PROGRAMS

     ConAgra maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra's basic defined benefit pension plan.

     The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 1996 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.


                          Pension Plan Table

Final Average           Credited Years of Service
Remuneration    10      15        20        25        30        35        40

 $   50,000 $  6,000 $  9,000  $ 12,000  $ 15,000  $ 18,000  $ 21,000  $ 23,500
    100,000   13,200   19,800    26,400    33,000    39,600    46,200    51,200
    150,000   20,400   30,600    40,800    51,000    61,200    71,400    78,900
    200,000   27,600   41,400    55,200    69,000    82,800    96,600   106,600
    250,000   34,800   52,200    69,600    87,000   104,400   121,800   134,300
    500,000   70,800  106,200   141,600   177,000   212,400   247,800   272,800
  1,000,000  142,800  214,200   285,600   357,000   428,400   499,800   549,800
  1,500,000  214,800  322,200   429,600   537,000   644,400   751,800   826,800
  2,000,000  286,800  430,200   573,600   717,000   860,400 1,003,800 1,103,800
  2,500,000  358,800  538,200   717,600   897,000 1,076,400 1,255,800 1,380,800
  3,000,000  430,800  646,200   861,600 1,077,000 1,292,400 1,507,800 1,657,800


     Benefits under these plans are based on credited years of service and final average remuneration (the highest five consecutive years of compensation out of the last ten years of service for ConAgra). Covered compensation includes salary and bonus. As of May 26, 1996, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Fletcher, 23 years; Mr. Crosson, 33 years; Mr. Lochmann, 43 years; Mr. Manuel, 19 years; and Mr. Watkins, 1 year.

     ConAgra has conditional employment agreements with 12 of its officers. These contracts were executed between 1976 and 1995 with these officers, including Messrs. Fletcher, Crosson, Lochmann and Manuel. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra (as defined in the agreements), through a tender offer or otherwise. In consideration of this promise, ConAgra agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra. During that three year period, the individual would receive annually an amount not less than his current annual compensation and including his maximum allowable short term incentive compensation (as defined in the agreement) and including the average (or highest annual under certain contracts) of the long term compensation credited for the three fiscal years immediately preceding such acquisition of control. In addition, the individual would be entitled to those retirement benefits he would have received had he worked to normal retirement age.

     ConAgra must satisfy this obligation through the purchase of an annuity (or through a trust under certain contracts) payable to the employee beginning at retirement age. If the employee is involuntarily terminated (as defined in the agreements, or constructively terminated under certain agreements) during the three year employment period, ConAgra is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through the purchase of an annuity or through a trust.

     In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Common Stock on the date of termination, multiplied by the number of ConAgra shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans). If the employee voluntarily terminates during the three-year period, ConAgra remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under Section 4999 of the Internal Revenue Code.

     ConAgra adopted in 1989 the ConAgra Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra (as defined in the plan), all benefits, payments and deferred compensation under ConAgra's various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately nonforfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

     Mr. Fletcher was granted a special long-term incentive on
May 6, 1993.  Payouts under the special incentive occur only if
ConAgra's compound annual growth in earnings per share over the five fiscal years ending May 30, 1998 exceed 10%. Mr. Fletcher will receive a one-time award in July 1998 equal to 50,000 shares of ConAgra common stock for each one percentage point of average
earnings per share growth    (as determined pursuant to the
incentive agreement)     in excess of the 10% compound annual
growth rate from a fiscal 1993 earnings per share base of $1.58 per share. In addition, Mr. Fletcher must remain Chief Executive
Officer of  ConAgra through May 30, 1998 in order to receive any award.


    HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     ConAgra's executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to establish, review and change the compensation programs for ConAgra's executive officers.

ConAgra's Compensation Philosophy

     ConAgra's executive compensation plans are designed to provide a fully competitive total compensation package that reflects ConAgra's performance against annual and long-term publicly stated financial objectives, reward above-average corporate performance, recognize individual achievements, and assist ConAgra in attracting, motivating and retaining high quality executives. ConAgra's executive compensation programs are intended to provide risks and rewards based on the performance of ConAgra and its operating units against ConAgra's publicly stated objectives and against other major food companies.

     The Committee believes that ConAgra's executives should hold a significant ownership in ConAgra common stock. Such stock ownership is expected to result in executive decision-making which is in the best long-term interests of ConAgra and its stockholders. The Committee has structured ConAgra's long-term incentives to be primarily stock-based.

     ConAgra's executive compensation consists of three
components:  base salary, short-term incentives and long-term
incentives. The   Committee approved and administered the
executive compensation programs within each of these components during fiscal 1996.

     The Committee has reviewed ConAgra's compensation plans in
light of        Internal Revenue Code    provisions     relating
to the disallowance of deductions for    nonperformance-based
remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra's executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible
performance-based    remuneration    .

Base Salary

     The Committee establishes the salary ranges for executive positions in relation to the average pay for similar positions in the food industry. The base salary for each executive officer is then established around the mid-point based on individual performance and contribution to the profitability of ConAgra. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay and
establish salary ranges.     There was no change in Mr.
Fletcher's base salary for fiscal 1996.

Short-Term Incentives

     The Committee believes that an executive's contribution toward achieving ConAgra's growth in earnings per share, annual operating profit plans, and annual return on equity performance should form the basis for short-term incentives. The Committee establishes performance goals at the beginning of each fiscal year tied to the attainment of annual company-wide or business unit profit plans. Executive officers are assigned threshold, target and maximum short-term bonus award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competitive annual compensation program for ConAgra's executives when business and individual goals are met. Beginning with fiscal 1995, the short-term incentive for ConAgra's executive officers was established under the Executive Annual Incentive Plan, which stockholders approved at the 1994 Annual Meeting.

     Mr. Fletcher's annual bonus for fiscal 1996 was based on attainment of goals established by the Committee at the beginning of the fiscal year. The target goals for fiscal 1996 were based on achievement of earnings per share objectives and return on equity objectives for ConAgra.

Long-Term Incentives

     ConAgra's long-term incentives for executive officers are provided through the Long-Term Senior Management Incentive Plan approved by stockholders in 1982 and stock plans approved by stockholders in 1985, 1990 and 1995.

     The Long-Term Senior Management Incentive Plan rewards participants, including executive officers, based on ConAgra's ability to exceed a 5% per year compounded growth in earnings per share from a five-year average earnings base. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool equal to 8% of ConAgra's excess after-tax earnings over and above the described 5% compound growth rate. The cash portion of
the award (   generally 50% of the total award    ) is intended
to cover the participant's federal, state and local income tax
liability; the balance of the award (   generally 50% of the
total award    ) is issued in the form of restricted common
stock. Vesting of the restricted stock occurs 20% per year over the following five-year period subject to ConAgra attaining certain cash return on equity objectives. The Chief Executive Officer participated in the Long-Term Senior Management Incentive Plan during fiscal 1996 at an award level equal to three times the award level of the other executive officers named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief Executive Officer position and his expected contributions to the Company's profitability. The Chief Executive Officer's participation in the plan resulted in a cash payment of $1,100,650 and the issuance of 24,391 shares of restricted ConAgra common stock for fiscal 1996 results.

     The Committee also administers ConAgra's stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee generally grants options on an annual basis representing approximately 1% of ConAgra's outstanding common stock. During fiscal 1996, options were granted to 1,005 ConAgra employees, including all of ConAgra's executive officers. The Committee grants stock options at the prevailing market price of ConAgra's common stock and such options therefore have value only if ConAgra's stock price increases. Option grants for executive officers generally vest in 20% annual installments beginning on May 31 following the date of grant, and the executive officer must be employed by ConAgra at the time of vesting in order to exercise the options.

     The Chief Executive Officer received 33,274 non-qualified stock options during fiscal 1996; these options were granted at the date of grant market price of $40.00 per share and become exercisable in 20% annual installments commencing May 31, 1996. The Committee established the discretionary stock option grants to Mr. Fletcher and ConAgra's other executive officers for fiscal 1996 in an amount equivalent to the value of the portion of ConAgra's Long-Term Senior Management Incentive Plan paid in cash.

                       ConAgra Human Resources Committee
                       Gerald Rauenhorst, Chairman
                       Walter Scott, Jr.
                       Carl Reichardt



              Human Resources Committee Interlocks
                 and Insider Participation

     ConAgra's Human Resources Committee is composed of Gerald Rauenhorst (Chairman), Walter Scott, Jr. and Carl Reichardt. ConAgra has entered into various lease agreements with Opus Corporation (in which Mr. Rauenhorst is controlling stockholder and a director) or with affiliates of Opus Corporation and Mr.
Rauenhorst.  The agreements relate to the        leasing of land,
buildings and equipment for ConAgra in Omaha, Nebraska. ConAgra occupies the buildings pursuant to 25-year leases with Opus and other investors, which leases contain various termination rights and purchase options. Leases effective in 1989 and 1990 require aggregate annual lease payments by ConAgra of $9,603,959. In
addition,        Opus Corporation    constructed during fiscal
1996     a facility on ConAgra's Omaha property at a cost of
approximately $2.6 million.

                   COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra's common stock with certain Index values for both five- and ten-year periods ended May 1996. Both graphs set the beginning value of ConAgra common stock and the Indices at $100. All calculations assume reinvestment of dividends. The five-year performance graph compares ConAgra with both the Standard and Poor's (S&P) 500 Stock Index and the S&P Food Group Index. The ten-year performance graph compares ConAgra with the S&P 500 Stock Index and an Index comprised of companies currently included in the S&P Food Group since the S&P Food Group Index is not available for ten years. All Index values are weighted by capitalization of companies included in the group. ConAgra's common stock price
was $42.625 at the end of May 1996 and    $43.625     on the
August 2, 1996 record date for the annual shareholders' meeting.

     Performance Graphs based on following information:

Comparison of Cumulative Total Return graph information

                    STARTING
                    BASIS
FIVE-YEAR           1991      1992      1993      1994      1995      1996
ConAgra, Inc. ($)   $100.00   $ 86.32   $ 85.60   $100.54   $119.67   $156.24
S&P500 ($)          $100.00   $109.85   $122.61   $127.83   $153.64   $197.33
S&P Foods ($)       $100.00   $104.68   $109.76   $109.03   $137.50   $161.99


Comparison of Cumulative Total Return

                    STARTING
                    BASIS 1996
TEN-YEAR            1986      1987      1988      1989      1990
ConAgra, Inc. ($)   $100.00   $ 99.18   $110.07   $130.15   $186.17
S&P500 ($)          $100.00   $121.16   $113.30   $143.66   $167.52
S&P Foods ($)       $100.00   $122.24   $117.26   $159.06   $189.18




                    1991      1992      1993      1994      1995      1996
ConAgra, Inc. ($)   $277.42   $239.47   $237.46   $278.92   $331.97   $433.42
S&P500 ($)          $187.27   $205.72   $229.61   $239.39   $287.72   $369.53
S&P Foods ($)       $244.99   $262.95   $282.88   $277.62   $343.83   $413.22


              ITEM 2: INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche to examine the financial statements of the Company and its
subsidiaries for the fiscal year ending    May 25, 1997    . The
same firm conducted the fiscal 1996 examination. The favorable vote of the holders of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the meeting is required for stockholder ratification of this
   action    .

     Representatives from Deloitte & Touche will be present at the Annual Stockholders' Meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                  1997 STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented in the 1997 Annual Meeting proxy statement must be received by the Company no later than April 25, 1997.

     The Company's By-laws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 1997 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than sixty nor more than ninety days prior to the first anniversary of the 1996 annual meeting. However, if the date of the 1997 annual meeting is advanced by more than 20 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 60th day prior to such meeting day or the tenth day following public announcement of such meeting date.

     The By-laws specify the information which must accompany any such stockholder notice. Details on the provisions of the By-laws may be obtained by any stockholder from the Secretary of the Company.

                            OTHER MATTERS

     Neither the Board of Directors nor management intends to bring any matter for action before the Annual Meeting of
Stockholders other than those matters    described     above. If
any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

 (FRONT)            This is your ConAgra
                        PROXY CARD
            PLEASE VOTE AND SIGN ON REVERSE SIDE
   THIS PROXY IS SOLICITED BY YOUR BOARD OF DIRECTORS FOR THE
         September 26, 1996 ANNUAL STOCKHOLDERS MEETING

     The undersigned hereby appoints P.B. Fletcher, C.M. Harper and T.R. Williams and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the annual meeting of stockholders of the Company to be held upon matters set forth in the Proxy Statement and, in their discretion, upon such other business as may properly come before the meeting.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ON THE REVERSE SIDE OF THIS PROXY. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. SO, IF YOU ARE FOR ITEMS 1 AND 2, YOU NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENVELOPE PROVIDED.

         (This proxy is continued on the reverse side)
(BACK)
      PLEASE VOTE YOUR SHARES, SIGN THIS PROXY AND RETURN IT NOW.
        Please mark your votes like this, use blue or black ink.

Common  Dividend Reinvestment

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

Item 1  Elect directors-Nominees:  Ronald W. Roskens, Jane J.
        Thompson, Frederick B. Wells, Thomas R. Williams and
        Clayton Yeutter.

  VOTE FOR ALL        WITHHOLD VOTE FOR   WITHHOLD VOTE FOR ONLY
  NOMINEES            ALL NOMINEES        THE FOLLOWING
  NOMINEE(S):


Item 2  Approve independent accountants for Fiscal 1996

             FOR       AGAINST        ABSTAIN


Please sign (do not print) name(s) in full as they appear at left:
                           __________________________________
                           SIGNATURE
                           __________________________________
                           SIGNATURE
                           __________________________________
                           DATE